Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

among:

SORRENTO THERAPEUTICS, INC.,

a Delaware corporation;

SP MERGER SUB, INC.,

a Delaware corporation;

SHERRINGTON PHARMACEUTICALS, INC.,

a Delaware corporation;

ACERAS BIOMEDICAL LLC,

a Delaware limited liability company;

the stockholders of Sherrington Pharmaceuticals, Inc.;

and Cooley LLP, solely in its capacity as Escrow Agent

Dated as of October 9, 2013

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(continued)

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of October 9, 2013, by and among: Sorrento Therapeutics, Inc., a Delaware corporation (“Parent”); SP Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Sherrington Pharmaceuticals, Inc., a Delaware corporation (the “Company”); Aceras BioMedical LLC, a Delaware limited liability company (the “Key Holder”), the Company Stockholders and Cooley LLP, solely in its capacity as Escrow Agent. Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company. The respective boards of directors of Merger Sub and the Company have each determined that the Merger is advisable and in the best interests of their respective stockholders, and such boards of directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement. The board of directors of Parent has determined that the issuance of shares of Parent pursuant to this Agreement is advisable and in the best interests of its stockholders, and has approved the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

C. Concurrently with the execution of this Agreement, Aceras Partners LLC is entering into a consulting agreement with Parent substantially in the form of Exhibit B (the “Consulting Agreement”), to become effective and contingent upon the Closing.

D. Concurrently with the execution of this Agreement, Parent is entering into a registration rights agreement with the stockholders of the Company substantially in the form of Exhibit C (the “Registration Rights Agreement”), to become effective and contingent upon the Closing.

E. Prior to or promptly following the execution of this Agreement certain stockholders of the Company will execute and deliver a written consent in the form of Exhibit D hereto (collectively, the “Written Consent”), which will constitute the Required Vote.

AGREEMENT

The parties to this Agreement intending to be legally bound hereby agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley LLP (“Cooley”), 3175 Hanover Street, Palo Alto, California 94304 at 10:00 a.m. on a date to be designated by Parent as soon as practicable, but no later than three (3) business days following satisfaction or waiver of the conditions set forth in Sections 7 and 8 herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). (The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”) Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective at the time such Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be as of the Effective Time the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be such name as Parent may designate);

(b) the bylaws of the Surviving Corporation shall be as of the Effective Time the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, together with such additional individuals as Parent may designate.

1.5 Effect on Company Capital Stock and Company Options. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a) any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b) any shares of Company Capital Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c) except as provided in subsections “(a)” and “(b)” of this Section 1.5, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right of the holder to receive (subject to the terms of this Agreement): (i) the Closing Per Share Merger Consideration; and (ii) at such time and only to the extent incurred and distributable to the Non-Dissenting Stockholders pursuant and subject to the provisions of Section 1.9, the Future Per Share Consideration;

(d) each share of the common stock (par value $0.0001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation; and

(e) upon the terms and subject to the conditions set forth in this Agreement, each Company Option that is outstanding and unexercised immediately prior to the Closing shall be canceled without payment of any consideration therefor and be of no further effect.

1.6 Merger Consideration Distribution.

(a) Closing Merger Consideration. Subject to and in accordance with Sections 1.5 and 1.8, within five (5) business days after the later of the Effective Time or the receipt of a Non-Dissenting Stockholder’s duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent, Parent shall deliver or cause to be delivered to the Non-Dissenting Stockholders (or their respective designees, as specified in the applicable Letter of Transmittal) one or more stock certificates representing the Closing Merger Consideration in accordance with the Merger Consideration Certificate.

(b) Future Shares. In the event that Future Shares becomes payable as provided in Sections 1.5 and 1.9, Parent shall, within five (5) business days after the filing of the Registration Statement in accordance with Section 6.9 hereof, deliver or cause to be delivered to the Non-Dissenting Stockholders (or their respective designees, as specified in the applicable Letter of Transmittal) one or more stock certificates representing the Future Shares in accordance with the Merger Consideration Certificate.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be physically canceled and shall be exchanged as provided in Section 1.8.

1.8 Exchange of Certificates; Holdback Shares.

(a) As of the Effective Time, Parent shall have reserved for issuance in accordance with Section 1.5 the aggregate number of shares of Parent Common Stock issuable at the Effective Time pursuant to the Merger and shall reserve for issuance the aggregate number of shares of Parent Common Stock issuable as Future Shares, if any, as such Future Shares are accrued.

(b) Upon surrender of a Company Stock Certificate to Parent by a stockholder of the Company that does not perfect its appraisal rights and is otherwise entitled to receive shares of Parent

Common Stock pursuant to Section 1.5 (a “Non-Dissenting Stockholder”) for exchange, together with a duly executed letter of transmittal in the form of Exhibit E hereto (the “Letter of Transmittal”) and such other documents as may be reasonably required by Parent, Parent shall cause to be delivered to such Non-Dissenting Stockholder (or its designees, as specified in the applicable Letter of Transmittal) one or more stock certificates representing the Closing Merger Consideration that such Non-Dissenting Stockholder otherwise has the right to receive at the Closing pursuant to the provisions of Section 1.5.

(c) At the Closing, the Holdback Shares shall be withheld from the Closing Merger Consideration issuable to the Key Holder, and Parent shall deposit or cause to be deposited one or more stock certificates representing the Holdback Shares with Cooley LLP (the “Escrow Agent”) as security for the Parent Indemnitees’ rights to indemnification under this Agreement. The Holdback Shares: (i) shall be held by the Escrow Agent in accordance with the terms of this Agreement; (ii) shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any Person; and (iii) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement. The Holdback Shares shall be treated for income tax purposes as owned by the Key Holder and the Key Holder shall have all the rights of a stockholder with respect to the Holdback Shares while they are held in escrow, including, without limitation, the right to vote the Holdback Shares and receive any dividends or distributions declared thereon.

(d) In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.5 shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit including an indemnity against any claim that may be made against Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.

(e) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Company Capital Stock represented thereby, until such holder surrenders such Company Stock Certificate, as applicable, in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions).

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. Any holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder), shall receive, upon surrender of such holder’s Company Stock Certificate(s), a number of shares of Parent Common Stock rounded to the nearest whole number. Notwithstanding the foregoing, the maximum aggregate consideration payable by Parent or Merger Sub to the Company Stockholders (and their designees) in connection with the Closing shall in no event exceed the Closing Merger Consideration.

(g) The shares of Parent Common Stock to be issued in the Merger shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(h) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(i) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 Registration Statement Adjustment. If Parent has not filed, on or prior to October 31, 2013 (the “Registration Statement Deadline”), a Registration Statement covering resale to the public, and distribution to the beneficial owners of the Company Stockholders, of the Closing Merger Consideration pursuant to the terms of this Agreement and the Registration Rights Agreement, then on November 1, 2013 and on each Monday following the Registration Statement Deadline, the Merger Consideration automatically shall be adjusted to include an additional 10,000 shares of Parent Common Stock (subject to adjustment in the event of stock splits, stock dividends, stock combinations and the like, the “Future Shares”); provided, however, that no shares shall become payable under this Section 1.9 if: (i) a written notice has been provided to either party stating that one of the parties is terminating the Agreement in accordance with the provisions of Section 9 hereof; or (ii) any Company Stockholder has delayed its performance of or failed to comply with or perform any material covenant or obligations set forth in this Agreement or any other agreement or instrument delivered or to be delivered to Parent in connection with the transactions contemplated by this Agreement and such failure has caused the Parent’s delay in filing a Registration Statement by the Registration Statement Deadline, and in such event the Registration Statement Deadline will be deemed extended only to the extent of such delay. Future Shares, if any, will be covered by such Registration Statement.

1.10 Appraisal Rights.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL, and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Non-Dissenting Stockholders shall not be entitled to any portion thereof.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.10(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL, as applicable, shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, if any, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock.

(c) Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL, as applicable, and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

1.11 Further Action. If, at any time after the Effective Time, any further reasonable action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such lawful and necessary action.

1.12 Plan of Reorganization. It is intended by the parties hereto that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. No party hereto shall take any action, or fail to take any action, which is inconsistent with such intent and the requirements for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, unless required by a Tax authority in connection with an audit or other Tax proceeding or pursuant to a change in other applicable Law, and each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed, in a manner consistent with the Merger being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws). The parties make no representations or warranties to each other or to any holder of Company Capital Stock that the Merger will qualify as a tax-free “reorganization” under the Code, except for the specific representations, warranties or covenants set forth in this Agreement that might or could affect such treatment under the Code, including, without limitation, this Section 1.12.

1.13 Stockholder Representative.

(a) Each Company Stockholder, by his, hers or its approval of the Merger and adoption of this Agreement, and by his, her or its acceptance of the consideration payable under the terms and conditions of this Agreement, hereby appoints the Key Holder, and the Key Holder hereby accepts such appointment, as his, hers or its agent and attorney-in-fact, to take any action or refrain from taking any action, to execute any documents or instruments deemed necessary or appropriate, and grants the Key Holder the power and authority to act on behalf of each such Company Stockholder with respect to (i) this Agreement, (ii) any document or instrument executed in connection with or relating to this

Agreement, and (iii) any disagreement, dispute, mediation, arbitration or litigation relating to this Agreement or any document or instrument relating to this Agreement. The power-of-attorney granted by this Section 1.13, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of each such Company Stockholder. In connection with this Agreement and the documents and instruments executed in connection with or relating to this Agreement, the Company Stockholders may act only through the Key Holder. Parent shall be entitled reasonably to rely on the Key Holder’s authority as the agent, representative and attorney-in-fact of the Company Stockholders for all purposes under this Agreement and such documents and instruments and shall have no liability for any such reliance.

(b) Each Company Stockholder agrees that the Key Holder has the power and authority to (i) execute and deliver any amendment, any waiver, and any supplemental or other ancillary agreement or document related to this Agreement and the transactions contemplated hereby, that are deemed necessary or appropriate by the Key Holder, including providing any notices required under this Agreement or any document or instrument executed in connection herewith, (ii) receive notice or service of process upon the Company Stockholders in connection with any dispute arising in connection with this Agreement or otherwise, (iii) negotiate, agree to and participate in the defense or prosecution of any settlement, amendment, compromise of any provision or Legal Proceeding, (iv) interpret all terms of this Agreement, (v) institute, prosecute and/or defend lawsuits, (vi) do or refrain from doing any further act or deed on behalf of the Company Stockholders that the Key Holder deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Company Stockholders could do if personally present, and (vii) in connection with any of the foregoing actions, engaging and hiring accountants, auditors, appraisers, legal counsel and other legal and financial experts as may be necessary and appropriate properly to discharge the Key Holder’s duties and obligations hereunder and under the documents and instruments contemplated hereby.

(c) Each Company Stockholder, by approving the Merger and adopting this Agreement, agrees that any decision or action, or any decision to refrain from taking an action made, by the Key Holder, shall be binding upon each Company Stockholder, and no Company Stockholder shall have the right to object, dissent, contest or otherwise challenge any such action or decision, notwithstanding any dispute or disagreement by, between or among the Company Stockholders. The Key Holder shall have no liability to any party to this Agreement, nor to any Company Stockholder, for any act taken or action omitted or any decision made in connection with the Key Holder’s performance hereunder. The Company Stockholders, by approval of the Merger and adoption of this Agreement and in consideration of the consideration payable in connection with this Agreement shall indemnify the Key Holder and hold the Key Holder harmless from any loss, cost, expense, including reasonable attorneys’ fees, suffered or incurred in connection with or arising out of the administration or performance of the Key Holder’s duties under this Agreement. The Key Holder shall not be compensated for his or its efforts under this Agreement unless approved in advance by the Company Stockholders.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, to and for the benefit of the Parent Indemnitees as follows, except as set forth in the Company Disclosure Schedule:

2.1 Due Organization; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and is currently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations in all material respects under all Company Contracts.

(b) The Company is qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Part 2.1(b) of the Company Disclosure Schedule identifies each such state or other jurisdiction. The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the name under which the Company is currently incorporated.

(c) Part 2.1(c) of the Company Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of the Company; (ii) the names of the members of each committee of the board of directors of the Company; and (iii) the names and titles of the officers of the Company.

(d) Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs. No bankruptcy or judicial composition proceedings concerning the Company have been applied for and no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings under mandatory law and no circumstances exist pursuant to any applicable bankruptcy laws which could justify avoidance of this Agreement or any agreement related thereto.

(e) The Company does not own any controlling interest in any Entity, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed to, nor is obligated to, make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity in which it owns or has owned any equity interest. The Company does not have any subsidiaries.

2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies as of the date of this Agreement of: (i) the certificate of incorporation and bylaws of the Company, including all amendments thereto; (ii) the stock records of the Company; and (iii) the written minutes and other written records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 18,448,419 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable, and except as set forth on Part 2.3(a)

of the Company Disclosure Schedule, none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). Part 2.3(a) of the Company Disclosure Schedule accurately states the ownership of the Company Capital Stock immediately prior to Closing.

(b) The Company has reserved 1,000,000 shares of Company Common Stock for issuance under the Company Stock Plan, of which options to purchase 549,917 shares are outstanding as of the date of this Agreement. Part 2.3(b)(1) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the exercise price per share of Company Common Stock purchasable under such Company Option; and (v) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Company Option was at least equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(c) Except for the Company Options set forth in Parts 2.3(b) and 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or other securities; (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company; or (v) hidden capital contributions in kind to the Company’s capital stock.

(d) All outstanding shares of Company Capital Stock and all outstanding Company Options have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts. Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, there are no preemptive rights applicable to any shares of capital stock of the Company, nor other rights to subscribe for or purchase securities of the Company.

(e) The Company has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than a repurchase of unvested shares and shares subject to repurchase rights on the termination of employment or consulting services. All securities so reacquired by the Company were reacquired in compliance with: (i) all applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(f) All of the information contained in the Merger Consideration Certificate will be complete and accurate immediately prior to the Effective Time (after giving effect to all exercises of Company Options prior to the Effective Time). The allocation of the Merger Consideration (including the Future Shares, if any) set forth in Sections 1.5 and 1.9 and the Merger Consideration Certificate comply with all applicable Legal Requirements, the Company’s certificate of incorporation and bylaws and all other plans and Contracts to which the Company or any securityholder of the Company is party to or by which the Company or any securityholder is bound.

2.4 Financial Statements.

(a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i) The unaudited balance sheet of the Company as of December 31, 2012 (the “Balance Sheet Date”), and the related unaudited statement of operations, statement of stockholders’ equity and statement of cash flows of the Company for the year then ended; and

(ii) The unaudited balance sheet of the Company (the “Unaudited Interim Balance Sheet”) as of August 31, 2013 (the “Unaudited Interim Balance Sheet Date”), and the related unaudited statement of operations of the Company for the eight months then ended.

(b) The Company Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments).

(c) The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail and in all material respects, the transactions in and dispositions of the assets of the Company. The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurance regarding the reliability of financial reporting and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets. Part 2.4(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls, as applicable.

(d) Part 2.4(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Debt, including for each item of Company Debt and the Contract governing the Company Debt. All Company Debt, other than Permitted Company Debt, will be extinguished by the Company prior to Closing.

2.5 Absence of Changes. Since the Unaudited Interim Balance Sheet Date, the Company has conducted its business only in the ordinary course of business and consistent with past practices, and, without limiting the generality of the foregoing, except as set forth in Part 2.5 of the Company Disclosure Schedule:

(a) there has not been a Company Material Adverse Effect and no event has occurred that will, or could reasonably be expected to, have a Company Material Adverse Effect on the business, condition, assets, liabilities, operations or financial performance of the Company;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets (whether or not covered by insurance) of the Company;

(c) there has not been any resignation or termination of any employee of the Company;

(d) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of the Company’s capital stock or other securities;

(e) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, except pursuant to the exercise of options or other rights issued under the Company Stock Plan, (ii) any option or right to acquire any capital stock or any other security, other than options or other rights issued under the Company Stock Plan in the ordinary course of business and consistent with past practices, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(f) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(g) the Company has not amended its certificate of incorporation or bylaws, nor has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(i) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Unaudited Interim Balance Sheet Date, exceeds $5,000;

(j) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract, or (ii) amended or prematurely terminated, or waived any right or remedy under, any Material Contract;

(k) the Company has not (i) acquired, leased, licensed or been granted any right or other asset from any other Person, (ii) sold, transferred, granted or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(l) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(m) the Company has not made any pledge or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(n) the Company has not (i) lent money to any Person (other than pursuant to routine travel and business advances made to employees in the ordinary course of business and consistent with past practices), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(o) the Company has not (i) established or adopted any Company Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or (except in the ordinary course of business and consistent with past practices) increased the amount of the wages, salary, consulting fees, guaranteed payments, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or independent contractors;

(p) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(q) the Company has not filed any Tax election with the Internal Revenue Service or any other Tax authority outside of the ordinary course of business, consistent with its past practice;

(r) the Company has not commenced or settled any Legal Proceeding;

(s) the Company has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable incurred by the Company in the ordinary course of business and consistent with past practices;

(t) the Company has not entered into any material transaction or taken any other material action, in each case, outside the ordinary course of business or inconsistent with its past practices; and

(u) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(t)” above.

2.6 Title to Assets. The Company owns, and has good, valid and marketable title to, or a valid leasehold interest in: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets acquired by it since the Unaudited Interim Balance Sheet Date; and (iii) all other assets used by the Company or reflected in the books and records of the Company as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current Taxes not yet due and payable, and (y) liens that have arisen in the ordinary course of business and consistent with past practices and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

2.7 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Required Vote”) is the only vote of the holders of any class or series of the Company Capital Stock necessary to adopt and approve this Agreement, the Merger, and the other transactions contemplated by this Agreement.

2.8 Equipment; Leasehold.

(a) The Company does not own or lease any tangible property or assets.

(b) The Company does not own any real property or interests in real property other than leasehold interests in the real property lease identified in Part 2.8(b) of the Company Disclosure Schedule. Part 2.8(b) of the Company Disclosure Schedule sets forth a complete list of all real property and interest in real property leased or subleased by the Company (“Leased Real Property”). The Company has good and valid title to the leasehold interests in all Leased Real Property, in each case free and clear of all Encumbrances, except (i) liens that have arisen in the ordinary course of business and consistent with past practices and have been or will be paid promptly and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and (ii) any Encumbrance on the landlord’s interest in any Leased Real Property, including any deeds of trust, mortgages or other monetary liens.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies and describes:

(i) in Part 2.9 (a)(i) of the Company Disclosure Schedule, all of the patent rights and all registered trademark rights (or trademark rights for which applications for registration have been filed) owned solely by the Company as of the date of this Agreement, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number;

(ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule, all of the Patent Rights and all registered trademark rights (or trademark rights for which applications for registration have been filed) in which the Company has any co-ownership interest, other than those owned solely by the Company, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number; and

(iii) in Part 2.9(a)(iii) of the Company Disclosure Schedule, all of the Patent Rights and all registered trademark rights (or trademark rights for which applications for registration have been filed) which comprise the Company’s Intellectual Property Rights that relate to the Company Products and which have been licensed, exclusively or non-exclusively, to the Company (indicating where that right, title or interest is exclusive to the Company).

(b) (i) Except as set forth in Part 2.9(b)(i)(x) of the Company Disclosure Schedule, the Company owns, co-owns or possesses legally enforceable license rights in and to all Company’s Intellectual Property Rights, free and clear of all Encumbrances, pledges, charges, leases, mortgages and other encumbrances (except that with respect to Company’s Intellectual Property Rights that are licensed to Company, other than Encumbrances arising by virtue of the Contract pursuant to which such license is granted and any Encumbrances granted or incurred by the licensor thereof).

(ii) To the Knowledge of the Company, except as set forth in Part 2.9(b)(ii) of the Company Disclosure Schedule, no third party which is not the U.S. Patent Office or any foreign equivalent governmental administrative agency for patent matters (“Governmental Patent Authority”) is overtly challenging in writing the right, title or interest of the Company or, to the Company’s Knowledge any licensor of the Company in, to or under the Company’s Intellectual Property Rights, or the validity, enforceability or claim construction of any Patent Rights comprising the Company’s Intellectual Property Rights that are owned or co-owned or exclusively licensed to the Company.

(iii) To the Knowledge of the Company, except as set forth in Part 2.9(b)(iii) of the Company Disclosure Schedule, there is no opposition, cancellation, proceeding, or objection involving a third party, other than a Governmental Patent Authority, pending with regard to any Company Intellectual Property Rights owned solely by the Company.

(iv) Except as set forth in Part 2.9(b)(i) of the Company Disclosure Schedule, none of the Company’s Intellectual Property Rights owned solely by the Company are subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority other than a Governmental Patent Authority.

(v) To the Knowledge of the Company with regard to any Company Intellectual Property Rights co-owned or exclusively licensed to the Company, except as set forth in Part 2.9(b)(v) of the Company Disclosure Schedule, there is no opposition, cancellation, proceeding, or objection involving a third party, other than a Governmental Patent Authority, pending with regard to any such Company Intellectual Property Rights, and such Company Intellectual Property Rights are not subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority other than a Governmental Patent Authority.

(vi) To the Knowledge of the Company, no valid basis exists for any of such challenges as set forth in this Section 2.9(b).

(c) To the Knowledge of the Company, except as set forth in Part 2.9(c) of the Company Disclosure Schedule, as of the date of this Agreement, no Company Intellectual Property Rights are being infringed or misappropriated by any third party.

(d) To the Knowledge of the Company, except as set forth in Part 2.9(d) of the Company Disclosure Schedule, the conduct of the Company as it is currently conducted does not infringe, or constitute any contributory infringement, inducement to infringe, misappropriation or unlawful use of, any valid and enforceable Intellectual Property Rights of any other person.

(e) Part 2.9(e) of the Company Disclosure Schedule lists all Company IP Contracts.

(f) Part 2.9(f) of the Company Disclosure Schedule lists all written Contracts, licenses or other arrangements in effect as of the date of this Agreement under which the Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Company Intellectual Property Rights.

(g) The Company is not obligated to pay any Person any royalties, fees, commissions or other amounts for use by the Company of Intellectual Property Rights, other than as provided in a Contract listed in Part 2.9(e) and Part 2.9(f) of the Company Disclosure Schedule.

(h) Except as set forth in the Company IP Contracts or as disclosed in Part 2.9(f) of the Company Disclosure Schedule, no Company Intellectual Property Right is subject to, any Contract containing any covenant or other provision that limits or restricts in any material manner the ability of the Company: (i) to make, use, import, sell, offer for sale or promote any product anywhere in the world, or (ii) to use, exploit, assert or enforce any Company Intellectual Property Right anywhere in the world.

(i) Each of the individuals identified in Part 2.9(i) of the Company Disclosure Schedule has executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment or license to the Company, of any Intellectual Property Rights arising from services performed for the Company. To the Knowledge of the Company, none of such individuals has materially breached any such agreements. All current and former officers and employees of, and consultants and independent contractors to, the Company who have contributed to the creation or development of any Intellectual Property Rights which relate to any Company Product or are used by the Company in its business as presently conducted or as presently proposed to be conducted, have assigned or licensed any and all such Intellectual Property Rights that such Person may have had to the Company, except to the extent an independent contractor licenses Intellectual Property Rights to the Company pursuant to a Company IP Contract.

(j) Neither the execution, delivery or performance of this Agreement by Company nor the consummation by Company of the transactions contemplated by this Agreement will: (i) contravene, conflict with or result in any limitation on the Company’s right, title or interest in or to any of the Company Intellectual Property Rights, (ii) result in a breach of, default under or termination of any Company IP Contract, (iii) result in the release, disclosure or delivery of any Company Intellectual Property Rights by or to any escrow agent or other Person, (iv) cause the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property Rights, (v) by the terms of any Contract, cause a reduction of any royalties or other payments the Company would otherwise be entitled to with respect to any Company Intellectual Property Rights, or (vi) by the terms of any Company IP Contract, an increase in any royalty or other payments the Company would otherwise be required to make under such Company IP Contract.

2.10 Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule identifies:

(i) (A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee, officer, director, independent contractors and consultant (other than at-will employment offer letters that do not contain severance, change in control benefits, guaranteed term or payment, or restrictive covenants); (B) any Company Contract pursuant to which the Company is or may become obligated to make any severance, termination, settlement or similar payment to any Company Employee; and (C) any Company Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii) each Company Contract which provides for indemnification of any officer, director, Company Employee, independent contractor, consultant or agent;

(iii) each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(iv) each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company;

(v) each Company Contract relating to the acquisition, ownership, transfer, research, development or sharing of any technology, or material Company IP (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company);

(vi) each Company Contract relating to the license of any patent, copyright, trade secret, utility models, designs, trademarks, know-how or other immaterial Company IP to or from the Company;

(vii) each Company Contract relating to research, development, testing, manufacturing or commercialization of any Product Candidate, including clinical trial agreements, consulting agreements, distribution agreements, supply and contract manufacturing agreements (but excluding purchase orders and confidentiality agreements);

(viii) each Company Contract for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company under the terms of which the Company: (A) paid or otherwise gave consideration of more than $25,000 in the aggregate during fiscal year 2012; (B) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during fiscal year 2013; (C) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate over the remaining term of such contract; or (D) cannot be canceled by the Company without penalty or further payment of less than $25,000;

(ix) each Company Contract pursuant to which the Company (A) is obligated to pay to any other person royalties or development or similar milestone payments with respect to any Product Candidate, (B) is obligated to provide to any other Person a percentage interest in the sales or revenues of any Product Candidate, or (C) to which the Company has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer and each Company Contract including a most-favored-nation provision or other guarantee with respect to pricing;

(x) each Company Contract that requires or obligates the Company to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for any person other than the Company;

(xi) each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of the Company;

(xii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xiii) each Company Contract imposing any restriction on the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (C) to develop or distribute any technology; or (D) otherwise on the conduct of its business as currently conducted or as proposed to be conducted;

(xiv) each Company Contract: (A) granting or obligating the Company to grant exclusive rights for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any product, patent or other Intellectual Property Right of the Company; or (B) otherwise contemplating an exclusive relationship between the Company and any other Person;

(xv) each Company Contract creating or involving any: (A) distributor, manufacturer’s representative, broker, franchise, agency or dealer relationship (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions); or (B) sales promotion, market research, marketing and advertising services;

(xvi) each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including any restricted share agreements or escrow agreements;

(xvii) each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

(xviii) each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Company Related Party;

(xix) each Company Contract relating to any liquidation or dissolution of the Company;

(xx) any other Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of US $20,000 individually, or US $100,000 in the aggregate; or (B) the performance of services having a value in excess of US $20,000 individually, or US $100,000 in the aggregate; and

(xxi) any other Company Contract that: (A) was entered into outside the ordinary course of business or was inconsistent with the past practices of the Company; (B) that is material to the Company or the conduct of its business; (C) the absence of which could reasonably be expected to have a Company Material Adverse Effect; or (D) that is reasonably believed by the Company to be of unique value even if not material to the business of the Company.

(Contracts in the respective categories described in clauses “(i)” through “(xxi)” above and all Contracts identified, or required to be identified, in Part 2.10(a) of the Company Disclosure Schedule are referred to in this Agreement as “Material Contracts.”)

(b) The Company has delivered or made available to Parent accurate and complete copies of all written Material Contracts identified in Part 2.10(a) of the Company Disclosure Schedule, including all amendments thereto. Part 2.10(a) of the Company Disclosure Schedule provides a complete and accurate description of the terms of each Material Contract that is not in written form. Each Company Contract identified in Part 2.10(a) of the Company Disclosure Schedule is valid and in full force and effect, and is enforceable against the Company, and to the Knowledge of the Company, by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule:

(i) the Company has not in any material respect violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has in any material respect violated or breached, or committed any default under, any Company Contract;

(ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a material default or exercise any material remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or materially modify any Company Contract;

(iii) the Company has never received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Company Contract that has not been cured or otherwise resolved in a manner that maintains the Company Contract in effect without the assumption of additional obligations or the reduction of previously existing rights under such Company Contract prior to the date of this Agreement; and

(iv) the Company has not waived any of its material rights under any Company Contract.

2.11 Liabilities.

(a) The Company has no accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities and obligations reflected in the Company Financial Statements; (ii) accounts payable that have been incurred by the Company since the Unaudited Interim Balance Sheet Date in the ordinary course of business and consistent with the past practices of the Company; (iii) Liabilities under the Company Contracts identified in Part 2.10(a) of the Company Disclosure Schedule, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such Company Contracts; (iv) the liabilities identified in Part 2.11(a) of the Company Disclosure Schedule; and (v) liabilities or obligations incurred in connection with this Agreement, the Merger, or the other documents or instruments contemplated hereby which will be paid in full at or prior to the Closing Date or otherwise in accordance with the requirements of this Agreement.

(b) The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

(c) Part 2.11(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $30,000 from the Company since January 1, 2012.

2.12 Compliance with Legal Requirements.

(a) The Company does not possess (or has ever possessed) or have any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.

(b) Part 2.12(b) of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule.

(c) The Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which it currently is conducted. The Company is, and at all times has been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule and, to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.12(b) of the Company Disclosure Schedule. The Company has never received any notice or other communication (written or otherwise) from any Governmental Body regarding (a) any actual, alleged, potential or possible violation of or failure to comply with any material term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization.

(d) Without limiting the foregoing, except as set forth on Part 2.12(d) of the Company Disclosure Schedule, the Company has conducted, and continues to conduct, the business of the Company in material compliance in all material respects with all statutes, rules and regulations enforced or administered by FDA, including with respect to the collection, manufacture, processing, holding, storing, testing, distribution and marketing of products.

(i) Except as set forth in Part 2.12(d)(i) of the Company Disclosure Schedule, the Company has adhered in all material respects, and continue to adhere in all material respects, to the provisions of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and all applicable regulations and guidance thereunder, including, but not limited to the following, to the extent applicable: (A) the requirement for all necessary approvals, permits, and licenses, (B) any requirements required under the statutes enforced by or regulations promulgated by the FDA, (C) Good Manufacturing Practices, (D) establishment registration and product listing, and (E) label, labeling and advertising requirements.

(ii) Except as set forth in Part 2.12(d)(ii) of the Company Disclosure Schedule, (A) the Company is not in receipt of any FDA notice of, or to the Knowledge of the Company, subject to, any FDA adverse inspection, finding of any material deficiency, finding of any material non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case related to the Company’s business or to the facilities in which products for the Company’s business are manufactured, collected or handled, (B) no product at the time sold or distributed by or on behalf of the Company has been recalled, suspended or discontinued as a result of any action by the FDA or by the Company, and (C) to the Knowledge of Company, no claims in the United States or outside the United States (whether completed or pending)

seeking the recall, withdrawal, suspension or seizure of any product are pending or threatened against the Company or any product that uses the Intellectual Property Rights of the Company.

(e) Except as set forth in Part 2.12(e) of the Company Disclosure Schedule, the Company has not received any written notification of any pending or, to the Knowledge of Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, warning letter, consent decree, consent agreement, corporate integrity agreement, arbitration or other action from any Governmental Authority, including, the FDA, the Drug Enforcement Administration, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General and the U.S. Department of Veterans Affairs Office of Inspector General, alleging potential or actual material non-compliance by, or material liability of, the Company under any applicable Laws. The Company is not a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or a consent decree with any Governmental Authority.

(f) Part 2.12(f) of the Company Disclosure Schedule lists (i) all Notices of Inspectional Observations (Form 483), (ii) all establishment inspection reports, (iii) all recall letters and warning letters, in each case (clauses (i), (ii) and (iii)), received by the Company from the FDA, and the responses thereto submitted by the Company relating to the products manufactured or distributed by or for the Company and (iv) all written communications (including by email) between the FDA and the Company or third parties authorized to communicate on behalf of the Company. A copy of all of the items listed in Part 2.12(f) of the Company Disclosure Schedule has been made available or provided to Parent. To the extent not legally prohibited, the Company shall promptly provide to Parent all written communications and information and records regarding all of the items set forth in this Part 2.12 arising after the date hereof through the Closing Date that are material, but in no event later than two (2) business days after receipt or production thereof.

2.13 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (each a “Company Return,” and together, the “Company Returns”) (i) have been or will be filed on or before the applicable due date (taking into account any extensions), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All material Taxes due and owing by the Company (whether or not shown on any Company Return) on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(b) The Financial Statements of the Company fully accrue all actual and contingent Liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company has not incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(c) Except as set forth in Part 2.13(c) of the Company Disclosure Schedule, there have been no examinations or audits of any Company Return.

(d) Except as set forth in Part 2.13(d) of the Company Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens or other Encumbrances for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(e) The Company is and has at all times been resident for Tax purposes in its country of incorporation or formation, and is not and has not been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch or permanent establishment in that jurisdiction. No written claim has ever been made by a Governmental Body that the Company is or may be subject to taxation by a jurisdiction in which it does not file a Company Return.

(f) The Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(g) The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed prior to the Closing. The Company has never made any distribution to any of its shareholders of stock or securities of a controlled corporation within the meaning of Section 355 of the Code.

(h) The Company is not and has not been (and has not owned an interest in) (i) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during any applicable period of determination specified in Section 879(c) of the Code, (ii) a passive foreign investment company within the meaning of Section 1297 of the Code, or (iii) a controlled foreign corporation within the meaning of Section 957 of the Code. The Company (i) has not been a member of an affiliated consolidated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which was the Company), and (ii) is not and could not be liable for the Taxes of any Person (other than under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as applicable), or as a transferee or successor, by contract, or otherwise.

(i) The Company is not a party to any joint venture, partnership or other Contract that would reasonably be expected to be treated as a partnership for any income Tax purposes.

(j) All material elections with respect to income Taxes affecting the Company as of the date hereof, to the extent such elections are not shown on the Company Returns that have been delivered or made available to Parent, are set forth in Part 2.13(h) of the Company Disclosure Schedule. The Company has not engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(k) The Company will not be required to include any item of income in, or exclude any deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code executed on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date, other than in the ordinary course of business in accordance with past practice.

(l) The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has otherwise complied in all material respects with all information reporting and other Legal Requirements related to such Tax withholding requirements.

2.14 Employee and Labor Matters.

(a) Employees.

(i) Part 2.14(a) of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of all current Company Employees, including part-time employees and correctly reflects: (i) their dates of employment or service with the Company; (ii) their positions or titles; (iii) their salaries, wages or other compensation (including fringe benefits and commission arrangements); (iv) target bonus/commission compensation and total compensation actually paid in 2012; (v) their work location; (vi) each Company Employee Plan in which they participate or are eligible to participate; and (vii) any promises made to them with respect to changes or additions to their compensation or benefits by any Person that could reasonably be expected to have authority with respect thereto. The Company has provided to Parent a complete and correct copy of each Company Contract disclosed under this Section 2.14 or Sections 2.10(a)(i)-(ii). The Company does not now and has never had any temporary or leased employees.

(ii) Except as set forth in Part 2.14(a)(ii) of the Company Disclosure Schedule, the employment of each current employee of the Company is terminable without prior notice and without the payment of compensation following, or as a result of, such termination (other than earned and accrued salary, wages and paid time off, as applicable).

(iii) The Company is not delinquent in any payments to any of its employees for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed for the Company. The Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, or other benefits or obligations for Company Employees (other than routine payments to be made in the ordinary course of business and consistent with past practices). There are no pending or, to the best of the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any worker’s compensation policy or long-term disability policy.

(iv) To the Knowledge of the Company, as of the date of this Agreement, no current Company Employee: (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such individual of any of his duties or responsibilities as a service provider to the Company; or (B) the Company’s business or operations.

(v) The Company is not, and has never been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company Employees.

(vi) The Company is, and at all times has been, in material compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, including but not limited to Legal Requirements relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, occupational safety and health, family and medical leave, and has not engaged in any unfair labor practices or similar prohibited practices. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated, brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing or any Governmental Body, relating to any such Legal Requirements, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(b) Independent Contractors.

(i) Section 2.14(b) of the Company Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company: (1) the name of such independent contractor and the date as of which such independent contractor was originally hired by the Company; (2) a brief description of such independent contractor’s duties and responsibilities; and (3) the terms of compensation of such independent contractor.

(ii) Except as set forth in Part 2.14(b) of the Company Disclosure Schedule, the engagement of each independent contractor or consultant is terminable without prior notice and without the payment of compensation following, or as a result of, such termination (other than earned and accrued salary, wages and paid time off, as applicable).

(iii) The Company is not delinquent in any payments to any of its independent contractors for any wages, commissions, bonuses, fees or other direct compensation for any services performed for the Company.

(c) No Misclassified Employees. No current or former independent contractor, consultant or similar non-employee third party of the Company could be deemed to be a misclassified employee. No independent contractor, consultant or similar non-employee third party is eligible to participate in any Company Employee Plan.

2.15 Company Employee Plans.

(a) Other than the Company Stock Plan, the Company has never sponsored any Company Employee Plan. The Company has delivered or made available to Parent correct and complete copies of all documents setting forth the terms of the Company Stock Plan, including all amendments thereto.

(b) The Company has not taken any material steps to adopt or approve any new Company Employee Plan. No event has occurred and there currently exists no condition or circumstances that would reasonably subject the Company to (i) any Liability with respect to any Company Employee Plan, or (ii) any Controlled Group Liability with respect to any benefit plan that is not a Company Employee Plan.

2.16 Environmental Matters. The Company has, and has been at all time, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance of the Company with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner lessee, operator, or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule.

2.17 Insurance. The Company does not maintain, nor has ever maintained, any insurance policies.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Company Disclosure Schedule and except for or as a result of the ownership of Company Common Stock or Company Options: (a) no Company Related Party has, and no Company Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the Company’s business; (b) no Company Related Party is, or has at any time been, indebted to the Company; (c) no Company Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Company Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Company Related Party has any claim or right against the Company that will not be released in connection with Closing of the Merger.

2.19 Legal Proceedings; Orders.

(a) Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company, or any option or other right to the capital stock of the Company, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, no Legal Proceeding involving claims in excess of $25,000 has been commenced by, and no Legal Proceeding involving claims in excess of $25,000 has been pending against the Company.

(b) Orders. There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.20 Bank Accounts. Part 2.20 of the Company Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(a) the name and location of the institution at which such account is maintained;

(b) the name in which such account is maintained and the account number of such account;

(c) a description of such account and the purpose for which such account is used;

(d) the current balance in such account; and

(e) the names of all individuals authorized to draw on or make withdrawals from such account.

2.21 Authority; Binding Nature of Agreement.

(a) The Company has the absolute and unrestricted right, power and authority to enter into and, subject to receipt of the Required Vote, to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Company’s board of directors has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; and (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement (including the Merger) be submitted for consideration by the Company’s stockholders.

2.22 Non-Contravention; Consents. Except as set forth in Part 2.22 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of the Company, or (ii) any resolution adopted by the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.22 of the Company Disclosure Schedule and except for the Required Vote and the filing of the Certificate of Merger, the Company is not, nor will it be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.23 Full Disclosure. This Agreement (including, and as modified by the Company Disclosure Schedule) does not, and the Company Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. The Company has not made and is not making any representation or warranties whatsoever regarding the subject matter of this Agreement, express or implied, unless specifically stated in this Agreement.

2.24 Brokers; Other Service Providers. Except as set forth in Part 2.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Except as set forth in Part 2.24 of the Company Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

2.25 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of the Company.

2.26 No Existing Discussions. As of the date hereof, the Company nor any Representative of the Company is currently engaged, directly or indirectly, in any discussions with any Person (other than Parent and Merger Sub) relating to any Acquisition Transaction.

3.	REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder, severally and not jointly, represents and warrants to each of Parent and Merger Sub that the following statements are true, correct and complete as of the date of this Agreement, and will be true, correct and complete as of the Effective Time:

3.1 Organization. If such Stockholder is not a natural person, such Stockholder: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; and (b) has the organizational power and authority to own the shares of Company Capital Stock listed next to such Stockholder’s name on Part 2.3(a) of the Company Disclosure Schedule, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

3.2 Authorization. If such Stockholder is not a natural person, the execution and delivery of this Agreement, the performance by such Stockholder of its obligations under this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding obligation of such Stockholder enforceable against him, her or it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency Legal Requirements and related decisions affecting creditors’ rights generally.

3.3 No Conflict. None of the execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of his, her or its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby (with or without the giving of notice or the passage of time, or both), will (i) conflict with or violate any Legal Requirement or governmental order to which such Stockholder is subject or by which such Stockholder or any of his, her or its assets is bound, (ii) if such Stockholder is not a natural person, conflict with, violate, result in a breach of or constitute a default under any provision of the organizational documents of such Stockholder, or (iii) conflict with, violate, result in a breach of or constitute a default under, or result in the creation of any lien under, any Contract or material Liability to which such Stockholder is a party or by which he, she or it is bound or to which any of his, her or its assets is subject.

3.4 No Consent. No consent, approval, governmental order or authorization of, or registration, qualification, declaration or filing with, any Governmental Body or any other Person, is required by or with respect to such Stockholder in connection with any of the execution and delivery by such Stockholder of this Agreement or any other instrument or agreement contemplated hereby, the performance by such Stockholder of his, her or its obligations hereunder or thereunder, or the consummation by such Stockholder of the transactions contemplated hereby or thereby (with or without the giving of notice or the passage of time, or both), except for the filing of the Certificate of Merger with the Delaware Secretary of State.

3.5 Ownership of Securities. Such Stockholder holds and owns of record and beneficially all right, title and interest in and to the shares of Company Capital Stock and Company Options listed opposite the name of such Stockholder on Part 2.3(a) of the Company Disclosure Schedule free and clear of all liens and other Encumbrances. The Stockholder owns no, and has no right or obligation to acquire any, other or additional shares of capital stock or other securities of any type or nature of the Company.

3.6 Litigation. There is no claim, action, suit, proceeding (at law or in equity), arbitration or investigation pending or, to the Knowledge of such Stockholder, threatened against such Stockholder or relating to or affecting the shares of Company Capital Stock or Company Options held by such Stockholder, and there are no governmental orders against such Stockholder relating to or affecting the shares of Company Capital Stock or Company Options held by such Stockholder.

3.7 No Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in any Parent SEC Filing and publicly available on EDGAR (excluding any disclosures set forth in any section of any Parent SEC Filing entitled “Risk Factors” or “Forward-Looking Statements”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

4.1 Due Organization; Etc.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Parent and Merger Sub has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations in all material respects under all Parent and Merger Sub Contracts.

(b) Parent is qualified to do business in California and Delaware and is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any other jurisdiction, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by Parent to be so qualified or in good standing, would not have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. Parent and Merger Sub have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the names under which Parent and Merger Sub are currently incorporated.

4.2 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock and 100,000,000 shares of Parent preferred stock. As of the date of this Agreement, 16,479,734 shares of Parent Common Stock have been issued and are outstanding and no shares of Parent preferred stock have been issued and are outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and non-assessable, and, except as set forth in the Parent SEC Filings, none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(b) Except as set forth on Schedule 4.2(b) hereto, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or other securities; (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent; or (v) hidden capital contributions in kind to Parent’s capital stock.

(c) All outstanding securities of Parent and Merger Sub have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. There are no preemptive rights applicable to any shares of capital stock of Parent or Merger Sub, nor other rights to subscribe for or purchase securities of Parent or Merger Sub.

4.3 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement have been, or shall have been prior to Closing, duly and validly authorized and will be duly and validly issued at Closing or at such later date of the issuance of such shares, and when issued at the Closing or such later issuance, will be validly issued, fully paid and non-assessable, free and clear of all liens and other Encumbrances and not subject to any preemptive rights created by statute, the certificate of incorporation or bylaws of Parent or any Contracts to which Parent is or shall at such time be a party or by which it is or may at such time be bound.

4.4 Parent SEC Filings. Parent has timely filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including schedules and exhibits and all other information incorporated by reference) required to be filed by it with the SEC since October 1, 2011. The Parent SEC Filings have been made available to the Company or are readily available for download from the SEC’s online EDGAR system. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Filings complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Filings. None of the Parent SEC Filings, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.5 Registration Rights. To the Knowledge of Parent, no Effect has occurred that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to Parent’s ability to fulfill its obligations in full under Section 6.9 hereof and the Registration Rights Agreement. As of the date hereof, Parent meets the requirements, and intends to apply, to list the Parent Common Stock on the NASDAQ stock exchange.

4.6 Financial Statements. The financial statements of Parent, including the notes thereto, included in the Parent SEC Filings (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied and Regulation S-X of the SEC (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act) and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries at the dates thereof and the consolidated results of its operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). There has been no change in Parent’s accounting policies except as described in the notes to the Parent Financial Statements. The Parent Financial Statements fully and accurately accrue all actual and contingent Liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.

4.7 Legal Proceedings.

(a) Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding: (i) that involves Parent, any of its Subsidiaries or any of the assets owned or used by Parent or its Subsidiaries; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of Parent or its Subsidiaries, or any option or other right to the capital stock of Parent or its Subsidiaries. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) Orders. There is no order, writ, injunction, judgment or decree to which the Parent or its Subsidiaries, or any of the assets owned or used by the Parent or its Subsidiaries, is subject. To the Knowledge of the Parent, no officer or other employee of the Parent or its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Parent’s business or the business of its Subsidiaries.

4.8 Merger Sub. Merger Sub is a direct wholly-owned subsidiary of Parent and: (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement; (b) has engaged in no other business activities; and (c) has conducted its operations only as contemplated by this Agreement. All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Encumbrances, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights and other encumbrances of any nature whatsoever.

4.9 Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the date of Parent’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the date of this Agreement, there has not occurred any change, effect or event that has had or, with notice or lapse of time or both, would reasonably be expected to have a Parent Material Adverse Effect.

4.10 Tax Matters. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or failed to take any action, that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

4.11 Authority; Binding Nature of Agreement.

(a) Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of the Parent and Merger Sub and their respective board of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Each of Parent and Merger Sub’s board of directors has unanimously determined that the Merger is advisable and fair and in the best interests of Parent and Merger Sub and their respective stockholders.

4.12 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of the Parent or Merger Sub, or (ii) any resolution adopted by the stockholders of Parent or Merger Sub, the board of directors of Parent or Merger Sub or any committee of the board of directors of the Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries or that otherwise relates to the business of Parent or any of its Subsidiaries to any of the assets owned or used by Parent or any of its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Parent Contract, (ii) accelerate the maturity or performance of any such Parent Contract, or (iii) cancel, terminate or modify any such Parent Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Parent or any of its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent or any of its Subsidiaries).

Except for the filing of the Certificate of Merger and the Registration Statement, neither Parent nor any of its Subsidiaries is, or will it be, required to make any filing with or give any notice to, or to obtain any

Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

4.13 Full Disclosure. This Agreement does not, and the Parent Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. Parent has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, unless specifically stated in this Agreement.

4.14 Brokers; Other Service Providers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. No Person is or may become entitled to receive any fee or other amount from Parent for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

4.15 Complete Copies of Materials. Parent has delivered or made available true and complete copies of each material document that has been requested by the Company, the Company Stockholders or their counsel in connection with their legal and accounting review of the Company.

5.	CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with the terms of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request, including data and information required by Parent to remain in compliance with its SEC and stock exchange listing requirement.

5.2 Operation of the Company’s Business. During the Pre-Closing Period, and except as otherwise may be approved by Parent, in its sole discretion, in writing:

(a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and the Company shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(d) except for the issuance of shares of Company Common Stock upon exercise or conversion of presently outstanding Company Options, the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) except as contemplated by this Agreement, the Company shall not amend or permit the adoption of any amendment to the certificate of incorporation or bylaws of the Company, or effect the Company to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(g) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $5,000 per month;

(h) the Company shall not enter into any Contract that requires (or a series of related Contracts that in the aggregate require) the payment by the Company of more than $20,000;

(i) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

(j) the Company shall not (i) lend money or pay any bonuses to any Person (except that the Company may make routine travel advances to employees or consultants in the ordinary course of business and consistent with past practices), or (ii) incur or guarantee any indebtedness for borrowed money;

(k) the Company shall not (i) establish, adopt or amend any Company Employee Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employees;

(l) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(m) the Company shall not make any Tax election other than Tax elections within the ordinary course of business, consistent with past practice;

(n) the Company shall not commence or settle any Legal Proceeding; and

(o) the Company shall not agree or commit to take any of the actions described in clauses “(e)” through “(n)” above.

Notwithstanding the foregoing, the Company may, during the Pre-Closing Period (1) close any account listed on Part 2.20 of the Company Disclosure Schedule and use the proceeds thereof to repay all or any portion of amounts owed by the Company to Aceras Partners, LLC pursuant to that certain Future Advance Promissory Note dated May 2, 2013, (2) pay Company Transaction Expenses, or (3) with the prior written consent of Parent, repay and extinguish any other Company Debt.

5.3 Notification; Updates to Company Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (as modified by the Company Disclosure Schedule);

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement (including for purposes of indemnification pursuant to Section 10), or (ii) determining whether any of the conditions set forth in Section 7 has been satisfied.

5.4 No Negotiation. Prior to the earlier of the expiration of the Pre-Closing Period and October 18, 2013 (the “Exclusivity Period”), the Company shall not, directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its respective affiliates during the Exclusivity Period.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement: (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain Consents as set forth on Part 6.1 of the Company Disclosure Schedule. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.2 Public Announcements. Neither the Company nor Parent shall issue any press release regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party’s prior written consent, except as required by any Legal Requirement (including rules of any exchange).

6.3 Commercially Reasonable Efforts. During the Pre-Closing Period, the Company and Parent shall use all commercially reasonable efforts to cause the conditions set forth in Sections 7 and 8, as applicable, to be satisfied on a timely basis.

6.4 Company Debt. Prior to Closing, the Company shall discharge all Company Debt other than the accounts payable and accrued liabilities that: (A) in the aggregate do not exceed $60,000, including liabilities, with respect to completed work and work that, as of the Closing Date, has not been completed, in each case pursuant to then existing Company Contracts (including, without limitation, the Company Contracts set forth on Part 6.4 of the Company Disclosure Schedule), or (B) are payable under the terms of that certain Patent License Agreement dated January 6, 2011 between the Company and the National Institute of Health, as amended, and that certain Cooperative Research and Development Agreement dated May 19, 2009 between the Company and The National Institute of Neurological Disorders and Stroke, as amended (collectively, (A) and (B), the “Permitted Company Debt”). Parent or the Surviving Corporation shall pay all Permitted Company Debt that is due and payable as of Closing within five (5) days of the Closing Date.

6.5 FIRPTA Matters. At the Closing, the Company shall deliver Parent a statement described in Section 1.1445-2(c)(3)(i) of the Treasury Regulations certifying the interests in the Company are not U.S. real property interests.

6.6 Consulting Agreement. The Company shall use its best efforts to cause the Aceras Partners LLC to enter into the Consulting Agreement.

6.7 Non-Competition and Non-Solicitation Agreement. At the Closing, the Company shall cause those individuals identified on Schedule 6.7 to execute and deliver to Parent a non-competition and non-solicitation Agreement substantially in the form of Exhibit F (the “Non-Competition Agreement”).

6.8 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each officer and director of the Company effective as of the Effective Time (it being understood that such resignation shall be from the office of officer or director of the Company).

6.9 Registration Statement; Rule 144.

(a) Parent shall prepare and file with the SEC at its expense as soon as practicable, but in no event later than October 31, 2013 or such other date as Parent and Key Holder may agree to in writing, a Registration Statement relating to the shares of Parent Common Stock issuable with respect to the Merger, including the Merger Consideration and all shares of Parent Common Stock issued as an exclusivity fee in connection with the signing of the Summary of Terms and Conditions dated on or about August 30, 2013 (the “Exclusivity Shares”), to the extent that the Exclusivity Shares have not been returned, and no longer are subject to return, to Parent thereunder, pursuant to the terms and conditions of this Agreement and the Registration Rights Agreement. For clarity, to the extent that timely filing pursuant to this Section 6.9(a) is as a result of a delay in the timely delivery of information required from Company, such filing date shall be automatically extended by a day for each day in which the required information is not delivered.

(b) Parent agrees to use its best efforts to cause the Registration Statement to become or be declared effective by the SEC as promptly as practicable after the filing thereof. In connection with the filing of any Registration Statement, but subject to Parent’s timely receipt of the Company’s financial statements as requested, Parent agrees to make any other filings with the SEC required to be made prior to the effectiveness of the Registration Statement, including, if required, a Current Report on Form 8-K with respect to the Closing and all financial statements required to be included therein.

(c) Parent shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement for the period described in the Registration Rights Agreement, and shall otherwise comply with all of its obligations contained in the Registration Rights Agreement.

(d) Parent shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Parent is not required to file such reports, will, upon the request of the Key Holder make publicly available other information) and will take such further action as the Key Holder may reasonably request, all to the extent required from time to time to enable the Company Stockholders (or their designees) to sell Parent Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Without limiting the foregoing, Parent shall provide (or cause its Representatives to provide), at its expense, any opinion letter necessary to remove the restrictive legends from the Merger Consideration or Exclusivity Shares, if applicable, in connection with any such sale or transfer. In addition, Parent will take such action as the Key Holder may reasonably request in writing to the extent required for the Key Holder to transfer, for no consideration, the Exclusivity Shares to its beneficial owners or other designees.

(e) Parent shall reimburse the Key Holder for any attorneys fees it incurs in connection with any claims or Legal Proceedings by the Key Holder to enforce the Parent’s obligations set forth in this Section 6.9.

6.10 Affiliate and Other Legends. Parent shall be entitled to place appropriate legends with respect to restrictions on transfer imposed by the Securities Act or by applicable Contract on the certificates evidencing any Parent Common Stock to be issued in connection with the Merger, including by Rule 145 promulgated under the Securities Act on certificates received by any Person that Parent reasonably determines may be deemed an affiliate of the Company and/or Parent and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock.

6.11 Tax Matters.

(a) It is intended by the parties hereto that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

(b) Where it is necessary for purposes of this Agreement to apportion the Taxes of the Company or with respect to the assets of the Company for a Tax period that includes but does not end on the Closing Date (a “Straddle Period”), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes imposed on a periodic basis (such as real or personal property Taxes, but excluding Taxes imposed upon or incurred in connection with specific taxable events, which shall be allocated to the portion of the Straddle Period in which they were incurred) shall be allocated pro rata on a daily basis. Deductions attributable to the transactions contemplated by this Agreement, including any payment made by or on behalf of the Company in connection with Closing shall be taken into account in full, and not on a proportional basis, in determining the Tax liability (including for purposes of timely paying estimated Taxes) of the Company for any period of portion thereof ending on or prior to the Closing Date.

(c) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are required to be filed after the Closing Date, and Parent shall pay all Taxes shown as due on those Tax Returns. Parent shall provide the Key Holder with drafts of all Tax Returns prepared by it pursuant to this Section 6.11(c), but only to the extent such Tax Returns would reflect a Tax liability subject to indemnification pursuant to Section 10 of this Agreement. The Key Holder shall have the right to review such draft Tax Returns during the fifteen (15) day period following the receipt of such draft Tax Returns, and Parent agrees to consider any comments made by the Key Holder in good faith.

(d) Parent shall have the right to conduct and control in its sole and absolute discretion any audit, litigation or other Legal Proceeding with respect to Taxes (a “Tax Contest”); provided, however, that with respect to any Tax Contest for any Pre-Closing Tax Period that would be reasonably expected to result in an increase in Tax liability subject to indemnification pursuant to Section 10 of this Agreement, Parent shall not settle any such Tax Contest without the consent of the Key Holder, which consent shall not be unreasonably withheld, conditioned or delayed. After the Closing

Date, the Key Holder and Parent shall cooperate, and shall cause their respective affiliates to cooperate, with each other and with each others’ agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information within its possession that are reasonably relevant to any such Tax Contest and making representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Key Holder and Parent agree to retain all books and records within their respective possession with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Key Holder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. In the event of any conflict with this Section 6.11(d) and the provisions of Section 10.6 regarding third party claims, the provisions of this Section 6.11(d) shall govern.

(e) Parent will not make or permit to be made any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement. Other than as part of a matter administered pursuant to Section 6.11(d) above, Parent will not without the Key Holder’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, cause or permit any Tax Returns that were filed by the Company prior to the Closing Date or that otherwise relate (in whole or in part) to any Pre-Closing Tax Period to be amended if such amendment will cause or increase an obligation to indemnify hereunder on the part of the Key Holder.

6.12 Reclassification of Consultants. After the Effective Time, Parent shall use commercially reasonable efforts to avoid reclassification of any independent contractor, consultant or similar non-employee third party of the Company as an employee, whether misclassified or otherwise, for any period on or prior to the Effective Time.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by the Company in Section 2 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made at the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects on and as of such date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and does not have a Company Material Adverse Effect; provided, however, that (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

7.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. The adoption of this Agreement shall have been duly approved by the Required Vote.

7.4 Governmental Consents. All filings, other than the Registration Statement, with and other Consents of any Governmental Body required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

7.5 Reserved.

7.6 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) Aceras Partners LLC shall have entered into the Consulting Agreement and such Consulting Agreement shall be in full force and effect;

(b) a Non-Competition Agreement duly executed by those individuals listed on Schedule 6.7;

(c) the president of the Company, on behalf of the Company, shall have delivered, as of the Closing Date, to Parent a certificate to the effect that the conditions specified in Sections 7.1, 7.2, 7.4 and 7.7 have been duly satisfied (the “Company Closing Certificate”);

(d) the secretary of the Company, on behalf of the Company, shall have delivered, as of the Closing Date, to Parent a certificate certifying the Company’s (i) certificate of incorporation, (ii) bylaws, (iii) board resolutions approving the Merger and adopting this Agreement, and (iv) Written Consent approving the Merger and adopting this Agreement;

(e) a Certificate of Merger in a form reasonably satisfactory to Parent, duly executed by the Company;

(f) a certificate in substantially the form hereto as Exhibit G (the “Merger Consideration Certificate”), duly executed on behalf of the Company by the president of the Company, containing the following information and the representation and warranty of the Company that all of such information is true and accurate as of the Closing:

(i) an itemized list of the Permitted Company Debt;

(ii) the aggregate amount of Company Transaction Expenses paid or payable (including any Company Transaction Expenses that will become payable after the Effective Time with respect to services performed or actions taken prior to the Effective Time) (including an itemized list of each Company Transaction Expenses with a description of the nature of such expenses and the Person to whom such expense was or is owed) and the Deductible Transaction Expenses (including the calculation thereof);

(iii) the name and address of record of each Person who is a stockholder of the Company immediately prior to the Effective Time;

(iv) the number and class of securities held by each such individual immediately prior to the Effective Time;

(v) the number of shares of Parent Common Stock that each stockholder of the Company is entitled to receive pursuant to Section 1.5; and

(vi) the pro rata portion of Future Shares that each stockholder of the Company is entitled to receive pursuant to Section 1.9.

The Merger Consideration Certificate assumes the following: (i) there are no withholding Taxes; (ii) there are no Dissenting Shares; and (iii) there are no claims against the Holdback Shares.

(g) written acknowledgments pursuant to which the outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, other than to the extent such amounts are included in Permitted Company Debt, acknowledges: (A) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (B) subject to Section 11.2 hereof, that it has been paid in full and is not (and will not be) owed any other amount by the Company with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;

(h) written resignations of each officer and director of the Company, effective as of the Effective Time;

(i) a questionnaire filled by each holder of Shares outstanding immediately prior to the Effective Time, indicating in a manner satisfactory to Parent, that such holder is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act; and

(j) Registration Rights Agreement executed by each Company Stockholder.

7.7 Absence of Material Adverse Effect. Since the date of this Agreement, there has not been any Company Material Adverse Effect.

7.8 FIRPTA Compliance. The Company shall have delivered to Parent the documents required to be filed with the Internal Revenue Service referred to in Section 6.5.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.10 No Legal Proceedings. No Governmental Body shall have commenced or threatened to commence any Legal Proceeding against the Company or any Legal Proceedings: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this

Agreement; or (d) seeking to compel the Company, Parent or any affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

7.11 Extinguishment of Debt. Other than the Permitted Company Debt, all outstanding debts and obligations, whether current or long term, of the Company will be extinguished immediately prior to the Closing.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. The representations and warranties made by Parent and Merger Sub in Section 4 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made at the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects on and as of such date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and does not have a Parent Material Adverse Effect; provided, however, that all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Governmental Consents. All filings with and other Consents of any Governmental Body required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

8.4 Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) Parent shall have entered into the Consulting Agreement and such Consulting Agreement shall be in full force and effect;

(b) a Non-Competition Agreement duly executed by those individuals listed on Schedule 6.7;

(c) Parent shall have duly executed and delivered the Registration Rights Agreement; and

(d) a certificate executed on behalf of Parent by an officer of Parent containing the representation and warranty of Parent that the conditions set forth in Section 8.1, 8.2, 8.3 and 8.5 have been duly satisfied (the “Parent Closing Certificate”).

8.5 Absence of Material Adverse Effect. Since the date of this Agreement, there has been no Parent Material Adverse Effect.

8.6 FDA Meeting Minutes. Parent shall have made available to the Company for its review, at least five (5) business days prior to Closing, complete and accurate copies of Parent’s and its Subsidiaries’ FDA meeting minutes for any meetings that have occurred within one (1) year prior to the date of this Agreement.

8.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

8.8 No Legal Proceedings. No Governmental Body shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by the Company Stockholders of any material right pertaining to its ownership of Parent Common Stock; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement; or (d) seeking to compel the Company, Parent or any affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

9.	TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by Parent if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on October 18, 2013 (the “Expiration Date”) (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company in connection with the transactions contemplated by this Agreement);

(b) by the Company if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the Expiration Date (other than as a result of any failure on the part of the Company or any of the stockholders of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent in connection with the transactions contemplated by this Agreement);

(c) by either Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(d) by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in

Section 7.1 would not be satisfied; or (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within twenty (20) days following the date Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period; provided the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);

(e) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts during the period within twenty (20) days following the date the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period; provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period).

9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(c) or Section 9.1(d), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(e), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11 and, with respect to the Exclusivity Shares only, Section 6.9 of this Agreement.

10.	INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) General Survival. Subject to Section 10.1(b), the representations and warranties made by the Company, the Company Stockholders, and Parent in this Agreement and the representations and warranties set forth in the Company Closing Certificate and the Parent Closing Certificate, in each case other than the Specified Representations, shall survive the Effective Time and shall expire on the twelve-month anniversary of the Closing Date (“Termination Date”); provided, however, that if, at any time prior to the Termination Date, a written notice is delivered to the Key Holder or Parent, as applicable, alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim in good faith and setting forth in reasonable detail the claim for recovery under Section 10.2, as applicable, based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

(b) Specified Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), the Specified Representations shall survive the Effective Time indefinitely.

(c) Intentional/Willful Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 10.1(a), the limitations set forth in Sections 10.1(a) shall not apply in the case of claims based upon intentional or willful misrepresentation or fraud.

(d) Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

10.2 Right to Indemnification.

(a) Parent Right to Indemnification. From and after the Effective Time (but subject to Section 10.1), the Key Holder shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (A) as of the date of this Agreement; (B) as if such representation or warranty was made on and as of the Closing (other than representations and warranties which by their terms are made as of a specific date); or (C) in the Company Closing Certificate (in each case of clause “A,” “B” and “C”, without giving effect to any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(ii) any breach of any covenant or obligation of the Company in this Agreement;

(iii) any Damages relating to any misclassification of employees, including Damages related to breaches of Sections 2.14(a) because of such misclassification (the “Indemnifiable Contractor Matters”);

(iv) any Company Debt, other than Permitted Company Debt (the “Indemnifiable Company Debt”); or

(v) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL (or under any other any applicable Legal Requirement) for any amount in excess of what is payable by Parent in accordance with Section 1.5 hereof.

(b) Indemnification by Company Stockholders. From and after the Effective Time (but subject to Section 10.1), each Company Stockholder shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are connected with: (i) any inaccuracy in or breach of any representation or warranty made by such Company Stockholder in this Agreement as of the date of this Agreement or on and as of the Closing (other than representations and warranties which by their terms are made as of a specific date) and in each case, without giving effect to any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement); or (ii) any breach of any covenant or obligation of such Company Stockholder in this Agreement.

(c) Indemnification by Parent. From and after the Effective Time (but subject to Section 10.1), Parent and the Surviving Corporation shall hold harmless and indemnify each of the Stockholder Indemnitees from and against, and shall compensate and reimburse each of the Stockholder Indemnitees for, any Damages which are suffered or incurred by any of the Stockholder Indemnitees or to which any of the Stockholder Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are connected with: (i) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement (A) as of the date of this Agreement; (B) as if such representation or warranty was made on and as of the Closing (other than representations and warranties which by their terms are made as of a specific date); or (C) in the Parent Closing Certificate (in each case of clause “A,” “B” and “C”, without giving effect to any update or modification in the schedules delivered by the Parent hereunder on or after the date of this Agreement); or (ii) any breach of any covenant or obligation of Parent, Merger Sub or the Surviving Corporation in this Agreement.

10.3 Limitations to Parent Indemnitee’s Rights.

(a) Recourse to the Holdback Shares. Except with respect to Indemnifiable Contractor Matters, Indemnifiable Company Debt and intentional or willful misrepresentation or fraud and subject to Section 10.3(c) (and for the avoidance of doubt, subject to any injunction or other non-monetary equitable remedies that may be available to the Parent Indemnitees), the release and forfeiture of the Holdback Shares to Parent shall be the Parent Indemnitees’ sole and exclusive remedy for monetary Damages arising out of, resulting from or incurred in connection with this Agreement. For purposes of determining the number of Holdback Shares required to satisfy any indemnifiable Damages of Parent Indemnitees, each Holdback Share shall be valued at the volume weighted average last sale price or closing price, as applicable, of the Parent Common Stock as quoted on the OTC Bulletin Board (or such stock exchange on which the Parent Common Stock is then traded) for the ten (10) consecutive trading days immediately preceding the date that any Holdback Shares are required to be released from escrow (the “Release Date Value”) (subject to adjustment in the event of stock splits, stock dividends, stock combinations and the like).

(b) Applicability of Basket. Except in the case of Indemnifiable Contractor Matters, Indemnifiable Company Debt and intentional or willful misrepresentation or fraud, Parent Indemnitees may not recover any Damages for indemnification pursuant to Section 10.2(a)(i) unless and until with respect to all claims brought by the Parent Indemnitees, the aggregate amount (without duplication) of such Damages exceeds Ten Thousand Dollars ($10,000), at which point the Parent Indemnitees shall be entitled to recover all Damages.

(c) Applicability of Liability Cap.

(i) Except in the case of Indemnifiable Contractor Matters, Indemnifiable Company Debt and intentional or willful misrepresentation or fraud, the total amount of indemnification payments that the Key Holder can be required to make to the Parent Indemnitees pursuant to this Agreement hereunder shall not exceed in the aggregate the Holdback Shares Closing Value.

(ii) With respect to Indemnifiable Contractor Matters, Indemnifiable Company Debt and intentional or willful misrepresentation or fraud, the total amount of indemnification payments that the Key Holder can be required to make to the Parent Indemnitees pursuant to this Agreement shall not exceed in the aggregate the Key Holder’s respective pro rata portion of the Merger Consideration Closing Value with respect to the Merger Consideration actually received by the Key Holder.

(iii) With respect to a breach of its representations in Section 3 of this Agreement or intentional or willful misrepresentation or fraud, the total amount of indemnification payments that a Company Stockholder (other than the Key Holder) can be required to make to the Parent Indemnitees pursuant to this Agreement shall not exceed in the aggregate such Company Stockholder’s respective pro rata portion of the Merger Consideration Closing Value with respect to the Merger Consideration actually received by it.

(iv) The amount of any Damages for which indemnification is provided for under this Agreement shall be (i) reduced by any amounts actually received by an Indemnified Party as a result of any indemnification, contribution or other payment by any third party, and (ii) reduced by any insurance proceeds or other amounts actually recovered or received by the Indemnified Party from third parties with respect to such Damages. If an Indemnified Party recovers any amount with respect to any Damage that was previously satisfied by an Indemnifying Party such Indemnified Party shall promptly pay such amount to the Indemnifying Party.

10.4 No Contribution. The Key Holder and each Company Stockholder waives, and acknowledges and agrees that it shall not have, and shall not, exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Surviving Company in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

10.5 Indemnification Procedure.

(a) Any Indemnified Party seeking indemnification hereunder (the “Claimant”) (other than for a third party claim which is governed by Section 10.6) must give the Indemnifying Party from whom indemnification is claimed prompt written notice of the claim for Damages (a “Demand”) stating the aggregate amount of the Damages or a good faith estimate thereof, in each case to the extent known or determinable at such time; provided that the failure to provide such notice shall not relieve the

Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by the failure of the Claimant, to give such notice.

(b) Upon receipt of a Demand by an Indemnifying Party, such Indemnifying Party shall have thirty (30) days (the “Indemnity Notice Period”), to review and respond by written notice to such Demand (the “Return Notice”) to the Claimant. If the Return Notice does not contest the Demand, or if no Return Notice is delivered to the Claimant by the expiration of the Indemnity Notice Period, then, the Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 10, and the Indemnified Party shall be indemnified by the Indemnifying Party for the amount of the Damages stated in such Demand on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined.

(c) If the Return Notice given by the Indemnifying Party disputes the claim or claims asserted in a Demand or the amount of Damages thereof (a “Disputed Claim”), then the Claimant and the Indemnifying Parties shall make a reasonable good faith effort to resolve their differences for a period of thirty (30) days following the receipt by the Claimant of the Return Notice asserting a Disputed Claim. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and, in the case of a demand for recovery from the Holdback Shares, shall be furnished to the Escrow Agent, and payment shall be made in accordance with the methodology in Section 10.5(d). If no such agreement can be reached after good faith negotiation within thirty (30) days after delivery of a Return Notice, the matter set forth in the applicable Demand will be resolved in any court having jurisdiction over the matter where venue is proper pursuant to Section 11.9 of this Agreement.

(d) With respect to a Demand made by Parent prior to the expiration of the Escrow Period, the Escrow Agent shall, upon receipt of joint written instructions or memorandum from both the Indemnifying Party and the Indemnified Party, promptly release and deliver to Parent that number of Holdback Shares (valued at the Release Date Value) representing the amount of Damages in the Demand or, with respect to a claim for Indemnifiable Contractor Matters, Indemnifiable Company Debt or intentional or willful misrepresentation or fraud and if the Holdback Shares that remain are less than the Damages in the Demand, or if the Indemnifying Party is a Company Stockholder (other than the Key Holder), subject in each case to the limitations set forth in Section 10.3, such Indemnifying Party shall deliver to Parent such Merger Consideration actually received by it (valued at the volume weighted average last sale price or closing price, as applicable, of the Parent Common Stock as quoted on the OTC Bulletin Board (or such stock exchange on which the Parent Common Stock is then traded) for the ten (10) consecutive trading days immediately preceding the date that any such Shares are required to be returned to Parent hereunder) or, if such Merger Consideration has been sold, the equivalent dollar amount, in each case in an amount necessary to satisfy its obligations in the Demand. With respect to a Demand made by a Stockholder Indemnitee, subject to this Section 10.5, Parent shall promptly pay the amount of Damages in the Demand to the Stockholder Indemnitees pursuant to their respective pro rata portions indicated on the Merger Consideration Certificate.

10.6 Third Party Claims.

(a) Promptly after receipt of any assertion of Damages by any third party regarding the transactions contemplated by this Agreement (“Third Party Claims”) that might give rise to any Damages for which indemnification may be sought pursuant to this Section 10, an Indemnified Party shall give written notice to the Indemnifying Party and the Escrow Agent of such Third Party Claim (a

“Notice of Third Party Claim”), stating the nature and basis of such Third Party Claim and the amount of Damages thereof to the extent known. Such Notice of Third Party Claim shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to an Indemnifying Party will not relieve such Indemnifying Party from any obligation hereunder (provided that such Notice of Third Party Claim is received by the Indemnifying Party prior to the Expiration Date applicable to the underlying claims) except to the extent that such Indemnifying Party is actually prejudiced thereby.

(b) Provided that the Indemnifying Party expressly agrees in writing, that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full, and so long as the Indemnifying Party is contesting such Third Party Claim in good faith, the Indemnifying Party may elect to defend any Third Party Claim with counsel of its own choosing, reasonably acceptable to the Indemnified Party, within thirty (30) days after receipt of the Notice of Claim by the Indemnifying Party (the “Election to Defend”), and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim. No Third Party Claim may be settled without the prior written consent of the Indemnified Party, which shall not be unreasonably conditioned, withheld or delayed, unless such settlement includes an unconditional release of the Indemnified Party from all liability in respect of such claim. Notwithstanding the foregoing, if the Third Party Claim involves amounts estimated to be in excess of the balance of the Holdback Shares, then the Indemnified Party shall have the sole right to defend such Third Party Claim. If an Indemnifying Party chooses not to defend any Third Party Claim by failure to deliver the Election to Defend or by failure to meet the conditions specified above, the Indemnified Party may defend against such Third Party Claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate and seek indemnification pursuant to this Section 10 for Damages resulting from such Third Party Claim in accordance with the provisions, and subject to the limitations, of this Section 10. In addition, if an Indemnifying Party has assumed defense of the Third Party Claim and if a potential or actual conflict of interest shall exist or if different defenses shall be available as between the Indemnifying Party, on one hand, and Indemnified Party, on the other, then the Indemnified Party shall be entitled, at the expense of the Indemnifying Party, to retain separate legal counsel. Notwithstanding anything to the contrary contained herein, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. Any settlement entered into with respect to a Third Party Claim shall be treated as Damages, and if the Indemnifying Party is the Key Holder, such fees and expenses shall be paid from the Holdback Shares or otherwise as set forth in this Section 10. The parties shall, in connection with the defense of any Third Party Claim, make available to each other and their counsel and accountants all books and records and information reasonably related to such Third Party Claim, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required for the proper and adequate defense of any Third Party Claim; provided, that the covenants and agreements contained in this Section 10.6 shall in no event be, or be deemed to be, a waiver by any party of any right to assert the attorney-client or other applicable privilege.

10.7 Sole and Exclusive Remedy. Except with respect to claims based on fraud and the right of a party to seek specific performance for a breach or threatened breach of covenant as provided in Section 11.9, the indemnification rights of the Indemnified Parties under this Section 10 shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to this Agreement.

10.8 Release of Holdback Shares. Within five (5) business days following the earlier of the twelve-month anniversary of the Closing or the termination of the Consulting Agreement by Parent (other than termination for “Cause” in accordance with the terms thereof) (the “Escrow Period”), Parent and Key Holder shall instruct the Escrow Agent to distribute to the Key Holder (or their respective designees, as specified in the applicable Letter of Transmittal) that amount of Holdback Shares equal to the amount (if any) by which (i) the Holdback Shares, reduced by any Holdback Shares previously permanently released to Parent or other Parent Indemnitee with respect to indemnification claims relating to this Agreement, exceeds (ii) a number of Holdback Shares (valued at the Release Date Value) equal to the aggregate amount of Damages claimed under all pending indemnification claims made by the Parent Indemnitees that remain unresolved at such time (the amount of such excess, the “Holdback Payment”). Upon final resolution of pending indemnification claims made by Parent Indemnitees that were unresolved at such time, the Escrow Agent shall distribute any Holdback Shares retained by Escrow Agent after the distribution of the Holdback Payment to which the Key Holder become entitled to receive within five (5) business days following the date of such final resolution.

11.	MISCELLANEOUS PROVISIONS

11.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review); (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; (d) the satisfaction of any conditions to the Closing; and (e) the consummation of the Merger; provided, however, that the Deductible Transaction Expenses shall be deducted from the Closing Merger Consideration. Notwithstanding the foregoing, Parent shall, subject to Section 7.6(f), pay (or cause to be paid) at Closing, or promptly thereafter upon written notice from the Key Holder delivered at or prior to October 18, 2013, up to an aggregate $25,000 of reasonable and documented legal fees that have been or that are incurred by the Company or the Key Holder in connection with the transactions contemplated by this Agreement and the documents and instruments contemplated hereby; provided, further, that for the avoidance of doubt, Parent’s obligation to pay such legal fees does not limit its obligation to pay legal fees pursuant to the Registration Rights Agreement or Section 6.9 hereof.

11.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile before 5:00 p.m. (Pacific time) with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent via facsimile after 5:00 p.m. (Pacific time) with confirmation of receipt, the business day after being sent; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

Attention: Richard Vincent, CFO

Facsimile: (858) 210-3759

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Glen Y. Sato

Facsimile: (650) 849-7400

if to the Company:

Sherrington Pharmaceuticals, Inc.

325 East 41st Street, Suite 107

New York, New York 10017

Attention: Matthew G. Wyckoff

Facsimile: (818) 797-2250

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attention: Thomas A. Allen

Facsimile: (919) 781-4865

if to the Key Holder:

Aceras BioMedical, LLC

325 East 41st Street, Suite 107

New York, New York 10017

Attention: John D. Liatos

Facsimile: (818) 797-2250

11.5 Time of the Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

11.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7 Counterparts. This Agreement may be executed in several counterparts (including via facsimile or other electronic means), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.8 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Venue. Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional or willful misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the State of California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of California (and each appellate court located in the State of California) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.9 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the Surviving Corporation; the other Parent Indemnitees; and the respective successors and assigns, if any, of the foregoing. Merger Sub may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other affiliate of Parent without obtaining the consent or approval of any other party hereto or of any other Person.

11.10 Remedies Cumulative; Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.11 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by the Parent and the Key Holder.

11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.14 Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.15 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED ISSUES AND, THEREFORE, EACH SUCH PARTY, TO THE EXTENT PERMITTED BY LAW, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

11.16 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only (1) the particular representation or warranty set forth in the corresponding numbered or lettered section herein and (2) any other representation or warranty if it is readily apparent from the information disclosed and the corresponding section of this Agreement (without further knowledge and notwithstanding the omission of an appropriate cross-reference to such other part) that it is relevant to such other representation or warranty.

11.17 Entire Agreement. This Agreement and the other agreements, documents and instruments referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

SORRENTO THERAPEUTICS, INC., a Delaware corporation

/s/ Henry Ji
Name: Henry Ji
Title: President and Chief Executive Officer

SP MERGER SUB, INC., a Delaware corporation

/s/ Henry Ji
Name: Henry Ji
Title: President and Chief Executive Officer

SHERRINGTON PHARMACEUTICALS, INC., a Delaware corporation

/s/ Matthew Wyckoff
Name: Matthew Wyckoff
Title: President

ACERAS BIOMEDICAL LLC, a Delaware limited liability company

/s/ John Liaros
Name: John Liaros
Title: Partner

/s/ Bryan Jones
Bryan Jones

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

COOLE LLP, solely in its capacity as Escrow Agent

/s/ Glen Sato
Glen Sato, Partner

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) the sale, license or disposition of all or a material portion of any of the Company’s business or assets;

(b) the issuance, disposition or acquisition of: (i) any capital stock or other security of the Company (other than Company Common Stock issued to employees of the Company upon exercise of Company Options); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of the Company; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the other schedules and exhibits thereto and the Disclosure Schedules), as it may be amended from time to time.

Balance Sheet Date. “Balance Sheet Date” shall have the meaning set forth in Section 2.4(a) of this Agreement.

Certificate of Merger. “Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

Claimant. “Claimant” shall have the meaning set forth in Section 10.5(a) of this Agreement.

Closing. “Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

Closing Merger Consideration. “Closing Merger Consideration” shall mean the number of shares of Parent Common Stock that equals the difference between: (a) 200,000 shares of Parent Common Stock (subject to adjustment in the event of stock splits, stock dividends, stock combinations and the like); minus (b) the Deductible Transaction Expenses.

Closing Per Share Merger Consideration. “Closing Per Share Merger Consideration” means, with respect to a Share, the amount of the (1) Closing Merger Consideration, divided by (2) the number of outstanding Shares as of Closing.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Common Value. “Common Value” means the volume weighted average last sale price or closing price, as applicable, of the Parent Common Stock as quoted on the OTC Bulletin Board (or such stock exchange on which the Parent Common Stock is then traded) for the ten (10) consecutive trading days immediately preceding Closing.

Company. “Company” shall have the meaning set forth in the preamble.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock.

Company Closing Certificate. “Company Closing Certificate” shall have the meaning set forth in Section 7.6(c).

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Cure Period. “Company Cure Period” shall have the meaning set forth in Section 9.1(d) of this Agreement.

Company Debt. “Company Debt” shall mean all indebtedness of the Company for borrowed money, whether current or funded, short- or long-term, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums and prepayment or termination penalties (including any penalties payable by the Company in connection with the termination or prepayment in full of any Company Debt at or prior to the Closing), if any, measured as of the Closing, and including (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of the Company, (iii) any indebtedness for the deferred purchase price of property with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of the stockholders of the Company or the Company’s vendors, customers or third parties; (ix) any accounts payable and Liability, and (x) any Liability of other Persons of the type described in the preceding clauses (i)-(x) that the Company has guaranteed, that is recourse to the Company or any of its assets or that is otherwise the legal Liability of the Company. For the avoidance of doubt, Company Transaction Expenses and any amounts not yet due or payable under the executory portion of any Company Contract that continues in effect after Closing shall not constitute Company Debt.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 11.16 of the Agreement.

Company Employee. “Company Employee” shall mean any current or former employee of the Company or any affiliate of the Company.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any employee, former employee, independent contractor, former independent contractor, director or former director of the Company or to any beneficiary or dependent thereof or with respect to which the Company has or may have any Liability or obligation.

Company Financial Statements. “Company Financial Statements” shall have the meaning set forth in Section 2.4(a) of this Agreement.

Company IP. “Company IP” shall mean all Intellectual Property and Intellectual Property Rights in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company (other than “shrink wrap,” “click through” or similar license agreements accompanying widely available computer software that have not been modified or customized for Company).

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, or financial performance of the Company taken as a whole; (b) Parent’s right to own, or to receive dividends or other distributions with respect to, the stock of the Surviving Corporation; or (c) the ability of the Company to perform any of its or his material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or shall be considered in determining whether a Company Material Adverse Effect has occurred or could be reasonably expected to occur: (A) changes in general economic, business, financial, technological or regulatory conditions or changes in securities or credit markets in general to the extent not having a disproportionate effect (relative to other industry participants) on the Company, (B) general changes in the industries in which the Company and its subsidiaries operate that do not disproportionately and adversely affect the Company as compared to other entities operating in such industries, (C) acts of armed hostility, sabotage, terrorism or war, including any escalation or worsening thereof, natural disasters, weather conditions, explosions or fires or other force majeure events in any country or region in the world, except to the extent disproportionately affecting the Company compared to other entities operating in such industries, (D) any adverse effect arising from or otherwise related to changes in Law or applicable accounting regulations or principles or interpretations thereof to the extent not having a disproportionate affect (relative to other industry participants) on the Company; or (E) any compliance by the affected party with any request made by the non-affected party or its affiliates, including, without limitation, performance of such party’s obligations in accordance with the terms and conditions of this Agreement.

Company Option. “Company Option” shall mean each Option to purchase Company Common Stock whether or not issued under the Company’s Stock Plan.

Company Products. “Company Products” shall mean all products under development at any time by the Company and all products produced, manufactured, marketed or distributed at any time by the Company.

Company Related Party. “Company Related Party” shall mean: (a) each stockholder who holds more than 1% of the Company; (b) each individual who is, or who has at any time since inception been, an officer or director of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Company Return. “Company Return” shall have the meaning set forth in Section 2.13(a) of this Agreement.

Company Stock Certificate. “Company Stock Certificate” shall have the meaning set forth in Section 1.6 of this Agreement.

Company Stock Plan. “Company Stock Plan” shall mean the Company’s 2009 Stock Plan.

Company Stockholders. “Company Stockholders” shall mean the stockholders of the Company immediately prior to Closing.

Company Transaction Expenses. “Company Transaction Expenses” shall mean all fees, costs, expenses, payments, expenditures or Liabilities of the Company, whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at the Effective Time, and whether or not invoiced prior to the Effective Time, that relate to the Agreement, any of the transactions contemplated by the Agreement, including any fees, costs or expenses payable to the Company’s outside legal counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Consulting Agreement. “Consulting Agreement” shall have the meaning set forth in the recitals.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Controlled Group Liability. “Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Legal Requirements, other than such liabilities that arise solely out of, or relate solely to, a Company Employee Plan.

Damages. “Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, but excluding any damages for any punitive, special or consequential damages except to the extent such damages are recovered by a third party in any third party actions that are subject to indemnification hereunder.

Deductible Transaction Expenses. “Deductible Transaction Expenses” shall mean that number of shares of Parent Common Stock equal to: (a) the Company Transaction Expenses that exceed $25,000; divided by (b) the Common Value.

Demand. “Demand” shall have the meaning set forth in Section 10.5(a) of this Agreement.

DGCL. “DGCL” shall have the meaning set forth in the recitals.

Dissenting Shares. “Dissenting Shares” shall have the meaning set forth in Section 1.10(a) of this Agreement.

Effective Time. “Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

Election to Defend. “Election to Defend” shall have the meaning set forth in Section 10.6(b) of this Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, license, option, right of first refusal, encumbrance, claim, limitation or restriction of any nature.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Escrow Agent. “Escrow Agent” shall have the meaning set forth in Section 1.8(c) of this Agreement.

Escrow Period. “Escrow Period” shall have the meaning set forth in Section 10.8 of this Agreement.

Exchange Act. “Exchange Act” has the meaning set forth in Section 2.11(b) of this Agreement.

Exclusivity Period. “Exclusivity Period” shall have the meaning set forth in Section 5.4 of this Agreement.

Exclusivity Shares. “Exclusivity Shares” shall have the meaning set forth in Section 6.9(a) of this Agreement.

Expiration Date. “Expiration Date” has the meaning set forth in Section 9.1(a) of this Agreement.

FDA. “FDA” shall mean United States Food and Drug Administration.

Future Per Share Consideration. “Future Per Share Consideration” means, with respect to a Share, the amount of the (1) aggregate number of Future Shares, divided by (2) the number of outstanding Shares as of Closing.

Future Shares. “Future Shares” shall have the meaning set forth in Section 1.9 of this Agreement.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Governmental Patent Authority. “Governmental Patent Authority” shall have the meaning set forth in Section 2.9(b) of this Agreement.

Grant Date. “Grant Date” shall have the meaning set forth in Section 2.3(b) of this Agreement.

Holdback Shares. “Holdback Shares” means 29,350 shares of Parent Common Stock otherwise payable to the Key Holder. For clarity, the Holdback Shares shall not include any Future Shares.

Holdback Shares Closing Value. “Holdback Shares Closing Value” means the product of the total number of Holdback Shares multiplied by the Common Value.

Indemnifiable Company Debt. “Indemnifiable Company Debt” shall have the meaning set forth in Section 10.2(a).

Indemnifiable Contractor Matters. “Indemnifiable Contractor Matters” shall have the meaning set forth in Section 10.2(a).

Indemnified Parties. “Indemnified Parties” means the Parent Indemnitees or the Stockholder Indemnitees, as applicable.

Indemnifying Party. “Indemnifying Party” means the Person from whom indemnification is claimed by an Indemnified Party.

Indemnity Notice Period. “Indemnity Notice Period” shall have the meaning set forth in Section 10.5(b) of this Agreement.

Intellectual Property. “Intellectual Property” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, utility models, formulae, designs, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, summaries or other documentation).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property, including without limitations, design rights, semiconductor chips rights and domain name rights; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Key Holder. “Key Holder” shall have the meaning set forth in the preamble.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter after reasonable inquiry. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of the Company or any Key Holder has Knowledge of such fact or other matter. Parent shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of Parent has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 2.8 of this Agreement.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Contracts. “Material Contracts” shall have the meaning set forth in Section 2.10(a) of this Agreement.

Materials of Environmental Concern. “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law

Merger. “Merger” shall have the meaning set forth in the recitals.

Merger Consideration. “Merger Consideration” means the Closing Merger Consideration and the Future Shares, if any.

Merger Consideration Certificate. “Merger Consideration Certificate” shall have the meaning set forth in Section 7.6(e) of this Agreement.

Merger Consideration Closing Value. “Merger Consideration Closing Value” means the product of the total number of shares represented by the Merger Consideration multiplied by the Common Value.

Non-Competition Agreement. “Non-Competition Agreement” shall have the meaning set forth in Section 6.7 of this Agreement.

Non-Dissenting Stockholder. “Non-Dissenting Stockholder” shall have the meaning set forth in Section 1.8(b) of the Merger Agreement.

Merger Sub. “Merger Sub” shall have the meaning set forth in the preamble.

Non-Dissenting Stockholder. “Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive the Merger Consideration pursuant to Section 1.5.

Notice of Third Party Claim. “Notice of Third Party Claim” shall have the meaning set forth in Section 10.6(a) of this Agreement.

“Option” shall mean, with respect to any Person, any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

Order. “Order” shall mean any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Body.

Parent. “Parent” shall have the meaning set forth in the preamble.

Parent Closing Certificate. “Parent Closing Certificate” shall have the meaning set forth in Section 8.4(c) of this Agreement.

Parent Common Stock. “Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

Parent Cure Period. “Parent Cure Period” shall have the meaning set forth in Section 9.1(e) of this Agreement.

Parent Financial Statements. “Parent Financial Statements” shall have the meaning set forth in Section 4.3 of this Agreement.

Parent Indemnitees. “Parent Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Key Holder shall not be deemed to be “Parent Indemnitees.”

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, or financial performance of the Parent taken as a whole; (b) Company Stockholders’ rights to own, or to receive dividends or other distributions with respect to, the Parent Common Stock; or (c) the ability of the Parent or Merger Sub to perform any of their material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or shall be considered in determining whether a Parent Material Adverse Effect has occurred or could be reasonably expected to occur: (A) changes in general economic, business, financial, technological or regulatory conditions or changes in securities or credit markets in general to the extent not having a disproportionate effect (relative to other industry participants) on the Parent, (B) general changes in the industries in which the Parent and its subsidiaries operate that do not disproportionately and adversely affect the Parent or its subsidiaries as compared to other entities operating in such industries, (C) acts of armed hostility, sabotage, terrorism or war, including any escalation or worsening thereof, natural disasters, weather conditions, explosions or fires or other force majeure events in any country or region in the world, except to the extent disproportionately affecting the Parent or its subsidiaries compared to other entities operating in such industries, (D) any adverse effect arising from or otherwise related to changes in Law or applicable accounting regulations or principles or interpretations thereof to the extent not having a disproportionate affect (relative to other industry participants) on the Parent or its subsidiaries; (E) any decline in the price or trading volume of the shares of Parent Common Stock that has not otherwise resulted from a Parent Material Adverse Effect; or (F) any compliance by the affected party with any request made by the non-

affected party or its affiliates, including, without limitation, performance of such party’s obligations in accordance with the terms and conditions of this Agreement.

Parent SEC Filings. “Parent SEC Filings” shall mean all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including schedules and exhibits and all other information incorporated by reference) filed by Parent with the SEC pursuant to the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, as a publicly traded company.

Permitted Company Debt. “Permitted Company Debt” shall have the meaning set forth in Section 6.4 of this Agreement.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 5.1 of this Agreement.

Pre-Closing Tax Period. “Pre-Closing Tax Period” means any taxable period of the Company ending on or before the date of the Effective Time and the portion through the end of the date of the Effective Time for any taxable period that includes (but does not end on) the date of the Effective Time.

Product Candidate. “Product Candidate” shall mean all the products previously, currently or that at any time prior to the Effective Time will be under development or research by the Company, including Agonist and/or antAgonist against TRPV receptor, specifically TRPV1 receptor.

Qualified Group. “Qualified Group” shall have the meaning set forth in Section 6.11(a) of this Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications, filings and issues for any of the foregoing.

Registration Rights Agreement. “Registration Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.

Registrable Securities. “Registrable Securities” shall mean the Parent Common Stock issued as Merger Consideration.

Registration Statement. “Registration Statement” refers to a registration statement filed with the SEC in compliance with the 1933 Act.

Registration Statement Deadline. “Registration Statement Deadline” shall have the meaning set forth in Section 1.8 of this Agreement.

Release Date Value. “Release Date Value” shall have the meaning set forth in Section 10.3(a) of this Agreement.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Required Vote. “Required Vote” shall have the meaning set forth in Section 2.7 of this Agreement.

Return Notice. “Return Notice” shall have the meaning set forth in Section 10.5(b) of this Agreement.

SEC. “SEC” means the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall have the meaning set forth in Section 1.8(g) of this Agreement.

Shares. “Shares” shall mean collectively all shares of Company Capital Stock.

Specified Representations. “Specified Representations” shall mean: (a) the representations and warranties set forth in Sections 2.3, 2.21, 4.2 and 4.11 of the Agreement; and (b) the representations and warranties set forth in the Company Closing Certificate and Parent Closing Certificate, but only to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

Stockholder. “Stockholder” shall have the meaning set forth in the preamble.

Stockholder Indemnitees. “Stockholder Indemnitees” shall mean the following Persons: (a) the Company Stockholders; (b) the Company Stockholders’ current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Parent, Merger Sub and their respective affiliates shall not be deemed to be “Stockholder Indemnitees.”

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 1.1 of this Agreement.

Tax. “Tax” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies in the nature of a tax imposed by a Governmental Body, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Company, or any other Person and of whether any amount in respect of any of them is recoverable from any other Person.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Third Party Claims. “Third Party Claims” shall have the meaning set forth in Section 10.6(a) of this Agreement.

Treasury Regulations. “Treasury Regulations” shall mean the final or temporary regulations promulgated by the United States Department of the Treasury pursuant to and with respect to the Code.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 2.4 of this Agreement.

Unaudited Interim Balance Sheet Date. “Unaudited Interim Balance Sheet Date” shall have the meaning set forth in Section 2.4 of this Agreement.

Written Consent. “Written Consent” shall have the meaning set forth in the recitals to this Agreement.